U.S. SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        Associated Medical Devices, Inc.
             (Exact name of registrant as specified in its charter)


           Nevada                                            88-0164955
(State or other jurisdiction of                       (I.R.S. Employer I.D. No.)
incorporation or organization)

         Dominick Pope Consulting Agreement and Steven L. Siskind, Esq.
                           Legal Consulting Agreement
                              (Full Title of Plan)


              Glenn A. Little, 212 West Wall, Midland, Texas 79701
                     (Name and Address of Agent for Service)

                                 (915) 682-1761
          (Telephone number including area code, of agent for service)

                                         CALCULATION OF REGISTRATION FEE

                                                Proposed           Proposed
                                                Maximum            Maximum
Title of                                        Offering           Aggregate      Amount of
Securities               Amount to be           Price Per          Offering       Registration
to be Registered        (1)                     Share              Price          Fee(2)
----------------------------------------------------------------------------------------------
Common Stock             389,350                $.50               $194,675       $58.99





(1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Based on the trading price of the Company's common stock in over-the counter trading on July 13, 1999.

PROSPECTUS




                        Associated Medical Devices, Inc.
                                  212 West Wall
                              Midland, Texas 79701

                        (389,350 SHARES OF COMMON STOCK)

     This Prospectus relates to the offer and sale of Associated Medical Devices, Inc. a Nevada corporation (the "Company") of shares of its $.001 par value common stock (the "Common Stock) to consultants of the Company (the "Consultants") pursuant to an agreement entered into between the Company and the Consultants. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefor to the Consultants 389,350 shares of the Common Stock in consideration for services rendered and to be rendered under the agreements.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the Consultant who is not now an affiliate becomes an affiliate of the Company in the future, it would then be subject to Section 16 (b) of the Exchange Act (See General Information -- Restrictions on Resale).

The Common Stock is Listed on the OTC bulletin board under the symbol ASDD.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Date of this Prospectus is September 7, 1999

     This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities
Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The
Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Associated Medical Devices, Inc., 212 West Wall, Midland, Texas 79701.

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington, D. C 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.W. Washington, DC 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

PART I                                                                        1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS                          1

ITEM 1.  PLAN INFORMATION                                                     1

GENERAL INFORMATION                                                           1

The Company                                                                   1
Purpose                                                                       1
Common Stock                                                                  1
The Consultant                                                                1
No Restrictions on Transfer                                                   1
Tax Treatment to the Consultant                                               1
Restrictions on Resale                                                        2

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION                  2

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
             INFORMATION                                                      2

Legal Opinion and Experts                                                     2
Indemnification of Officers and Directors                                     3

PART II                                                                       3

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                            3

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE                              3

ITEM 4.  DESCRIPTION OF SECURITIES                                            3

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL                               3

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS                            3

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED                                  5

ITEM 8.  EXHIBITS                                                             6

ITEM 9.  UNDERTAKINGS                                                         6

SIGNATURES                                                                    8

EXHIBIT INDEX                                                                 9

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan information

GENERAL INFORMATION

The Company

     The Company has its principal offices at 212 West Wall, Midland, Texas, 79701 (915) 682-1761

Purposes

     The Common Stock will be issued by the Company pursuant to agreements entered into between the Consultants and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreements are intended to provide a method whereby the Company will be able to use the services of the Consultants in connection with financial and business advice pertaining to the Company's business affairs as the Company may, from time to time, reasonably request. A copy of the agreement has been filed as an exhibit to this Registration Statement.

COMMON STOCK

     The Board has authorized the issuance of up to 389,350 shares of the Common stock to the Consultants upon effectiveness of this registration statement.

The Consultant

     The Consultants have agreed to provide their expertise and advice to the Company on a non-exclusive basis for the purpose of promoting the interests of the Company.

No Restrictions on Transfer

     The Consultants will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

     The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultants, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer.

Restrictions of Resales

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Documents Incorporated By Reference and Additional Information

     The Company hereby incorporates by reference (i) its annual report of Form 10-KSB for the year ended December 31, 1998, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-QSB filed under the Securities or Exchange Act subsequent to any filed form 10-KSB, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

     A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or of any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Request should be addressed to the Company at 212 West Wall, Midland, Texas, 79701.

Legal Opinions and Experts

     Steven L. Siskind has rendered an opinion on the validity of the securities being registered. Mr. Siskind is not an "affiliate" of the Company and does not have a substantial interest in the registrant. (See
PART II, ITEM 5 - Interests of Named Experts and Counsel)

     The financial statements of Associated Medical Devices, Inc. incorporated by reference in the Company's Annual Report (Form 10K-SB) for the year ended December 31, 1998 have been audited by S.W. Hatfield, CPA, independent auditor, as set forth in his report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

     Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference

     Registrant  hereby  states that (i) all  documents set forth in (a) through
(c) below, are  incorporated by reference in this  registration  statement,  and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         (a) Registrant's latest Annual Report, if any, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

         (b) All other report filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

         (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item 4.  Description of Securities

     The securities being registered are common stock $.001 par value.

Item 5.  Interests of Named Experts and Counsel

         Steven L. Siskind, who is rendering the legal opinion for the registration, will benefit from the registration of shares under the terms of his legal consulting agreement.

Item 6.  Indemnification of Directors and Officers

     Section 78.7502 of the Nevada General Corporation Law empowers a Nevada corporation to indemnify any person who is, or is threatened to be made, a part to any threatened, pending or completed action, suit or preceding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. A Nevada corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action, or suit, if such director, officer, employee or agent acted, in good faith, and in a manner which he reasonably believed to be in or not opposed to, the best interests of the Corporation. Indemnification may not be for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, unless and only to the extent that the court on which the action was brought, or any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the Corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Article X of the Corporation's Articles of Incorporation provide as follows:

     The Corporation shall indemnify each director and each officer, his heirs, executors and administrators, against expenses reasonably incurred or liability incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Corporation, except in relation (i) to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for fraud, and
(ii) to liabilities under the Securities laws. In the event of a settlement before or after action or suit, indemnification shall be provided only in connection with such matters covered by the settlement before or after action or suit, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Corporation is advised by counsel that the person to be indemnified was not guilty of such fraud or misconduct. The foregoing right of indemnification shall not exclude other rights to which he may be entitled.

     Article VI of the Corporation's By-Laws provides as follows:

     Section 1. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time since the inception of the Corporation a director, officer or employee of the Corporation, or is or was at any time since the inception of the Corporation, serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including serving as trustee, plan administrator or other fiduciary of any employee benefit plan, shall be indemnified by the Corporation to the full extent permitted by the Nevada General Corporation Law (or any similar provision or provisions of applicable law at the time in effect). Any such indemnification, however, shall be made by the Corporation only as authorized in the specific case upon a determination that such indemnification is proper in the circumstances because such director, officer, employee, or agent has met the applicable standard of conduct set forth in such subsections (or such similar provision or provisions), such determination to be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (2) by the stockholders, provided that to the extent that such director, officer or employee has been successful on the merits or otherwise in defense of such action, suit or proceeding, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith without the necessity of such determination.

         Section 2. Expenses incurred in defending any such civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the Corporation, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

         Section 3. The indemnification provided in this Article shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to capacity while holding such office.

         Section 4. By action of the board of directors, notwithstanding any interest of the directors in such action, the Corporation may purchase and maintain insurance, in such amounts as the board may deem appropriate, on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under applicable provisions of law.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

         (a) The following  exhibits are filed as part of this S-8  Registration
Statement   pursuant  to  Item  601  of  Regulation  S-B  and  are  specifically incorporated herein by this reference:

Exhibit No.       Title

4.                Not Applicable

5. Opinion of Steven L. Siskind regarding the legality of the securities registered.

10.1              Consulting Agreement with Dominick Pope

10.2              Consulting Agreement with Steven L. Siskind

15.               Not Required

23.1 Consent of Steven L. Siskind, to the use of his opinion with respect to the legality of the securities being registered hereby contained in Item 5, above.

23.2              Consent of S.W. Hatfield, CPA

27.               Not Required

28.               Not Required

29.               Not Required

Item 9.  Undertakings

     1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration

Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.







                  BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Texas, on the 7th day of September, 1999.

Dated:  September 7, 1999
                                           Associated Medical Devices, Inc.



                                           By: /s/ Glenn A. Little
                                               -------------------------------
                                               Glenn A. Little, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated.


Dated:  September 7, 1999                      /s/ Glenn A. Little
                                           -----------------------------------
                                           Glenn A. Little, President/Director



Dated:  September 7, 1999                      /s/ Matthew Blair
                                           -----------------------------------
                                           Matthew Blair, Secretary/Director

Form S-8 Registration Statement

EXHIBIT INDEX

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:


Exhibit Number
In Registration
Statement               Descriptions                                             Numbered Page
---------               ------------                                             -------------
5.                      Opinion of Counsel                                       10

10.1                    Consulting Agreement with Dominick Pope                  11

10.2                    Consulting Agreement with Steven L. Siskind              13

23.1                    Consent of Steven L. Siskind
                        (included in Opinion of Counsel - Exhibit 5)             10

23.2                    Consent of S.W. Hatfield, CPA                            15

